Exhibit 10.2

November 11, 2020

From:	Morgan Stanley & Co. LLC 1585 Broadway, 5th Floor New York, NY 10036

To:	Esperion Therapeutics, Inc. 3891 Ranchero Drive, Suite 150 Ann Arbor, MI 48108

Re:	Forward Stock Purchase Transaction

Dear Sir / Madam:

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the transaction entered into between Morgan Stanley & Co. LLC (“Dealer”) and Esperion Therapeutics, Inc. (“Issuer” or “Counterparty”) on the Trade Date specified below (the “Transaction”). This letter agreement constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below. This Confirmation shall replace any previous agreements and serve as the final documentation for the Transaction.

The definitions and provisions contained in the 2006 ISDA Definitions (the “Swap Definitions”) and the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions” and together with the Swap Definitions, the “Definitions”) in each case as published by the International Swaps and Derivatives Association, Inc. (“ISDA”), are incorporated into this Confirmation. In the event of any inconsistency between the Swap Definitions and the Equity Definitions, the Equity Definitions shall govern and in the event of any inconsistency between the Definitions and this Confirmation, this Confirmation shall govern.

1.              This Confirmation evidences a complete binding agreement between Counterparty and Dealer as to the terms of the Transaction to which this Confirmation relates. This Confirmation (notwithstanding anything to the contrary herein) shall be subject to an agreement in the form of the 2002 ISDA Master Agreement (the “Master Agreement”) as if Dealer and Counterparty had executed an agreement in such form (but without any Schedule except for (i) the election of the laws of the State of New York as the governing law (without reference to choice of law doctrine), (ii) the election of US Dollars (“USD”) as the Termination Currency and (iii) (a) the election that the “Cross Default” provisions of Section 5(a)(vi) of the Master Agreement shall apply to Dealer with a “Threshold Amount” of three percent of the shareholders’ equity of Morgan Stanley, (b) the phrase “, or becoming capable at such time of being declared,” shall be deleted from clause (1) of such Section 5(a)(vi), (c) “Specified Indebtedness” shall have the meaning specified in Section 14 of the Agreement, except that such term shall not include obligations in respect of deposits received in the ordinary course of Dealer’s banking business and (d) the following language shall be added to the end thereof: “Notwithstanding the foregoing, a default under subsection (2) hereof shall not constitute an Event of Default if (x) the default was caused solely by error or omission of an administrative or operational nature; (y) funds were available to enable the party to make the payment when due; and (z) the payment is made within two Local Business Days of such party’s receipt of written notice of its failure to pay.”) on the Trade Date. In the event of any inconsistency between the provisions of the Master Agreement and this Confirmation, this Confirmation will prevail for the purpose of the Transaction to which this Confirmation relates. The parties hereby agree that no transaction other than the Transaction to which this Confirmation relates shall be governed by the Master Agreement.

2.              The Transaction constitutes a Share Forward for purposes of the Equity Definitions. The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	November 11, 2020

Effective Date:	November 16, 2020, subject to cancellation of the Transaction as provided in Section 7(c) “Early Unwind” below.

Seller:	Dealer

Buyer:	Counterparty

Shares:	The shares of common stock, USD 0.001 par value per Share, of Counterparty (Ticker Symbol: “ESPR”).

Number of Shares:	Initially 1,994,198 Shares. On each Settlement Date, the Number of Shares shall be reduced by the Daily Number of Shares delivered by Dealer to Counterparty on such Settlement Date.

Daily Number of Shares:	For any Valuation Date occurring prior to the Maturity Date, the number of Shares specified by Dealer in the related Settlement Notice (as defined below under “Valuation Dates”), which shall not exceed the Number of Shares on such Valuation Date, and for the Valuation Date occurring on the Maturity Date, if any, the Number of Shares on such Valuation Date.

Maturity Date:	November 15, 2025 (or, if such date is not a Scheduled Trading Day, the next following Scheduled Trading Day).

Forward Price:	USD 27.58

Prepayment:	Applicable

Prepayment Amount:	USD 55,000,000.00

Prepayment Date:	The Effective Date, so long as no cancellation of the Transaction has occurred as provided in Section 7(c) “Early Unwind.”

Exchange:	The NASDAQ Global Select Market

Related Exchange(s):	All Exchanges; provided that Section 1.26 of the Equity Definitions shall be amended to add the words “United States” before the word “exchange” in the tenth line of such section.

Calculation Agent:

Dealer; provided that following the occurrence and during the continuance of an Event of Default of the type described in Section 5(a)(vii) of the Master Agreement with respect to which Dealer is the sole Defaulting Party, Counterparty shall have the right to designate a nationally recognized third-party dealer in over-the-counter corporate equity derivatives to act, during the period commencing on the first date the Calculation Agent fails to timely make such calculation, adjustment or determination or to perform such obligation, as the case may be, and ending on the earlier of the Early Termination Date with respect to such Event of Default and the date on which such Event of Default is no longer continuing, as determined by the Calculation Agent.

All calculations and determinations by the Calculation Agent shall be made in good faith and in a commercially reasonable manner. Following any calculation by the Calculation Agent hereunder, upon written request by Counterparty, the Calculation Agent will provide to Counterparty by email to the email address provided by Counterparty in such written request a report (in a commonly used file format for the storage and manipulation of financial data) displaying in reasonable detail the basis for such calculation; provided, however, that in no event will the Calculation Agent be obligated to share with Counterparty any proprietary or confidential data or information or any proprietary or confidential models used by it.

Settlement Terms:

Physical Settlement:	Applicable. In lieu of Section 9.2(a)(iii) of the Equity Definitions, Dealer will deliver to Counterparty the Daily Number of Shares for the related Valuation Date on the relevant Settlement Date. Section 9.11 of the Equity Definitions shall be amended by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws arising as a result of the fact that Counterparty is the Issuer of the Shares.

Valuation Dates:

(a) Any Scheduled Trading Day following the Effective Date designated by Dealer in a written notice (a “Settlement Notice”) that is delivered to Counterparty at least two Scheduled Trading Days prior to such Valuation Date, specifying (i) the Daily Number of Shares for each such Valuation Date and (ii) the related Settlement Date(s) and (b) the Maturity Date.

If, on any Exchange Business Day, the number of outstanding 4.00% Convertible Senior Subordinated Notes due 2025 (as originally issued by Counterparty, including pursuant to the exercise by the Initial Purchasers (as defined below) of their option to purchase additional 4.00% Convertible Senior Subordinated Notes due 2025 pursuant to the Purchase Agreement (as defined below), the “Convertible Notes”) in denominations of USD 1,000 principal amount is reduced as a result of a conversion, repurchase, redemption or otherwise (the date of any such reduction, a “Note Reduction Date”), then Counterparty may at any time following a Note Reduction Date provide written notice of such reduction to Dealer (such notice, a “Notional Excess Notice”), which written notice shall include (x) the percentage reduction of the number of then outstanding Convertible Notes in denominations of USD 1,000 principal amount effective as of such Note Reduction Date, (y) a representation and warranty by Counterparty that, as of the date of such Notional Excess Notice, Counterparty is not in possession of any material nonpublic information regarding Counterparty or the Shares and that the delivery of such Notional Excess Notice is being made in good faith and not as part of a plan or scheme to evade compliance with federal securities laws and (z) a repetition of the representations and warranties contained in Section 6(d), (e), (g) and (j) hereunder. Promptly following the date 30 calendar days immediately following the date on which Dealer receives a Notional Excess Notice from Counterparty (taking into consideration the amount of time necessary to complete any related unwind activity with respect to Dealer’s commercially reasonable Hedge Positions), Dealer shall deliver a Settlement Notice to Counterparty designating one or more Valuation Dates and related Settlement Dates with respect to an aggregate Daily Number of Shares equal to the product of the (i) Number of Shares effective as of such Note Reduction Date and (ii) percentage reduction of the number of then outstanding Convertible Notes in denominations of USD 1,000 principal amount effective as of such Note Reduction Date.

In addition, if, on any Exchange Business Day (a “Measurement Day”), Dealer determines in its commercially reasonable discretion that the cost to borrow a number of Shares equal to the Number of Shares as of such Measurement Day (x) is less than 25 basis points and (y) has been less than 25 basis points for 25 out of the 30 consecutive Exchange Business Days immediately preceding such Measurement Day (a “Stock Borrow Determination”), then, promptly following the date 90 calendar days immediately following such Stock Borrow Determination (taking into consideration the amount of time necessary to complete any related commercially reasonable unwind activity with respect to Dealer’s commercially reasonable Hedge Positions), Dealer shall deliver a Settlement Notice to Counterparty designating a Valuation Date and related Settlement Date with respect to a Daily Number of Shares equal to the Number of Shares as of the date of such Settlement Notice.

Market Disruption Event:	The definition of “Market Disruption Event” in Section 6.3(a) of the Equity Definitions is hereby amended (A) by deleting the words “at any time during the one hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be” and inserting the words “at any time on any Valuation Date” after the word “material,” in the third line thereof, and (B) by replacing the words “or (iii) an Early Closure.” therein with “(iii) an Early Closure, or (iv) a Regulatory Disruption.”

Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.

Regulatory Disruption:	Any event that Dealer, in its commercially reasonable discretion and in good faith, based on the advice of legal counsel, determines makes it advisable with regard to any legal, regulatory or self-regulatory requirements or related policies and procedures applicable to Dealer (provided that such requirements, policies and procedures relate to legal or regulatory issues and are generally applicable in similar situations and applied in a consistent manner in similar transactions), including any requirements, policies or procedures relating to Dealer’s commercially reasonable hedging activities hereunder, to refrain from or decrease any market activity in connection with the Transaction. Dealer shall notify Counterparty as soon as commercially reasonably practicable (but in no event later than two Scheduled Trading Days) that a Regulatory Disruption has occurred and the Valuation Dates affected by it, and Dealer shall promptly notify Counterparty of any termination of such Regulatory Disruption.
Dividends:

Dividend Payment:	In lieu of Section 9.2(a)(iii) of the Equity Definitions, Dealer will pay to Counterparty the Dividend Amount on the Dividend Payment Date.

Dividend Amount:	(a) 100% of the per Share amount of any cash dividend declared by the Issuer to holders of record of a Share on any record date occurring during the period from, and including, the Effective Date to, but excluding, the final Settlement Date, multiplied by (b) the Number of Shares on such record date (excluding, for the avoidance of doubt, any Shares delivered by Dealer to Counterparty on such record date, if such record date is a Settlement Date).

Dividend Payment Date:	The second Currency Business Day immediately following each date on which the relevant Dividend Amount is paid by the Issuer to shareholders of record.

Share Adjustments:

Method of Adjustment:	Calculation Agent Adjustment; provided that the payment of any cash dividend or distribution on the Shares shall not constitute a Potential Adjustment Event but instead shall be governed by the provisions set forth under the heading “Dividends” above; provided further that the parties agree that open market Share repurchases at prevailing market price or accelerated share repurchases, forward contracts or similar transactions (including without limitation any discount to average VWAP prices) that are entered into at prevailing market prices and in accordance with customary market terms for transactions of such type to repurchase Shares shall not be considered Potential Adjustment Events, except to the extent that, after giving effect to such transactions, the aggregate number of Shares repurchased during the term of the Transaction pursuant to all such transactions would exceed 20% of the number of Shares outstanding as of the Trade Date, as determined by the Calculation Agent.

Extraordinary Events:

New Shares:	In the definition of New Shares in Section 12.1(i) of the Equity Definitions, the text in clause (i) shall be deleted in its entirety and replaced with “publicly quoted, traded or listed on any of the New York Stock Exchange, The NASDAQ Global Select Market, The NASDAQ Global Market or The NASDAQ Capital Market (or their respective successors)”.

Consequences of Merger Events:

Share-for-Share:	Calculation Agent Adjustment

Share-for-Other:	Calculation Agent Adjustment or Cancellation and Payment, at the sole commercially reasonable election of Dealer

Share-for-Combined:	Calculation Agent Adjustment or Cancellation and Payment, at the sole commercially reasonable election of Dealer

Consequences of Tender Offers:

Tender Offer:	Applicable; provided that the definition of “Tender Offer” in Section 12.1(d) of the Equity Definitions is hereby amended by replacing the phrase “greater than 10% and less than 100% of the outstanding voting shares of the Issuer” with “(x) greater than 15% and less than 100% of the outstanding Shares in respect of any Tender Offer made by any entity or person other than the Issuer or any subsidiary thereof or (y) greater than 20% and less than 100% of the outstanding Shares in respect of any Tender Offer made by the Issuer or any subsidiary thereof”.

Share-for-Share:	Calculation Agent Adjustment

Share-for-Other:	Calculation Agent Adjustment

Share-for-Combined:	Calculation Agent Adjustment

Calculation Agent Adjustment:	If, with respect to a Merger Event or a Tender Offer, the consideration for the Shares includes (or, at the option of a holder of Shares, may include) shares of an entity or person that is not a corporation or is not organized under the laws of the United States, any State thereof or the District of Columbia, then Cancellation and Payment may apply at Dealer’s commercially reasonable election.

Composition of Combined Consideration:	Not Applicable

Nationalization, Insolvency or Delisting:	Cancellation and Payment; provided that, in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market, The NASDAQ Global Market or The NASDAQ Capital Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market, The NASDAQ Global Market or The NASDAQ Capital Market (or their respective successors), such exchange or quotation system shall thereafter be deemed to be the Exchange. For purposes of this Confirmation (x) the phrase “will be cancelled” in the first line of Section 12.6(c)(ii) of the Equity Definitions shall be replaced with the phrase “may be cancelled by Dealer in its commercially reasonable discretion” and (y) the words “if so cancelled” shall be inserted immediately following the word “and” in the second line of Section 12.6(c)(ii) of the Equity Definitions.

Additional Disruption Events:

Change in Law:	Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “, or public announcement of, the formal or informal interpretation”, (ii) replacing the word “Shares” where it appears in clause (X) thereof with the words “Hedge Position”, (iii) adding the phrase “in the manner contemplated by the Hedging Party on the Trade Date” immediately following the word “Transaction” in clause (X) thereof, and (iv) replacing the parenthetical beginning after the word “regulation” in the second line thereof the words “(including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption, effectiveness or promulgation of new regulations authorized or mandated by existing statute)”.

Failure to Deliver:	Applicable

Hedging Disruption:	Applicable

Increased Cost of Hedging:	Applicable

Loss of Stock Borrow:	Not Applicable

Increased Cost of Stock Borrow:	Not Applicable

Hedging Party:	For all applicable Additional Disruption Events, Dealer. For the avoidance of doubt, whenever the Calculation Agent is called upon to make an adjustment or determination pursuant to the terms of this Confirmation or the Equity Definitions to take into account the effect of an event on the Hedging Party, the Calculation Agent shall make such adjustment or determination by reference to the effect of such event on Hedging Party, assuming that Hedging Party maintains a commercially reasonable Hedge Position.

Determining Party:	For all applicable Extraordinary Events, Dealer. All calculations and determinations by the Determining Party shall be made in good faith and in a commercially reasonable manner. Following any calculation by the Determining Party hereunder, upon written request by Counterparty, the Determining Party will provide to Counterparty by email to the email address provided by Counterparty in such written request a report (in a commonly used file format for the storage and manipulation of financial data) displaying in reasonable detail the basis for such calculation; provided, however, that in no event will the Determining Party be obligated to share with Counterparty any proprietary or confidential data or information or any proprietary or confidential models used by it.

Hedging Adjustments:	For the avoidance of doubt, whenever the Calculation Agent is called upon to make an adjustment pursuant to the terms of this Confirmation or the Equity Definitions to take into account the effect of an event, the Calculation Agent shall make such adjustment by reference to the effect of such event on Dealer, assuming that Dealer maintains a commercially reasonable Hedge Position.

Non-Reliance:	Applicable

Agreements and Acknowledgements Regarding Hedging Activities:	Applicable

Additional Acknowledgements:	Applicable

3.	Account Details:

(a)	Account for payments to Counterparty:

To be provided by Counterparty.

Account for delivery of Shares to Counterparty:

To be provided by Counterparty.

(b)	Account for payments to Dealer:

To be provided by Dealer.

Account for delivery of Shares from Dealer:

To be provided by Dealer.

4.	Offices:

The Office of Counterparty for the Transaction is: Inapplicable, Counterparty is not a Multibranch Party.

The Office of Dealer for the Transaction is: New York

Morgan Stanley & Co. LLC

1585 Broadway, 5th Floor

New York, NY 10036

5.	Notices: For purposes of this Confirmation:

(a)	Address for notices or communications to Counterparty:

with a copy to:

(b)	Address for notices or communications to Dealer:

With a copy to:

6.             Representations, Warranties and Agreements.

I.               Representations, Warranties and Agreements of Counterparty. Each of the representations and warranties of Counterparty set forth in Section 1 of the Purchase Agreement (the “Purchase Agreement”), dated as of November 11, 2020, between Counterparty and Morgan Stanley & Co. LLC and Jefferies LLC, as representatives of the Initial Purchasers party thereto (the “Initial Purchasers”), are true and correct and are hereby deemed to be repeated to Dealer as if set forth herein. Furthermore, in addition to the representations set forth in the Master Agreement, Counterparty represents and warrants to, and agrees with, Dealer, on the date hereof, that:

(a)     (i) It is not entering into the Transaction on behalf of or for the accounts of any other person or entity, and will not transfer or assign its obligations under the Transaction or any portion of such obligations to any other person or entity except in compliance with applicable laws and the terms of the Transaction; (ii) it understands that the Transaction is subject to complex risks which may arise without warning and may at times be volatile, and that losses may occur quickly and in unanticipated magnitude; (iii) it has consulted with its legal advisor(s) and has reached its own conclusions about the Transaction, and any legal, regulatory, tax, accounting or economic consequences arising from the Transaction; (iv) it has concluded that the Transaction is suitable in light of its own investment objectives, financial condition and expertise; and (v) neither Dealer nor any of its affiliates has advised it with respect to any legal, regulatory, tax, accounting or economic consequences arising from the Transaction, and neither Dealer nor any of its affiliates is acting as agent, or advisor for Counterparty in connection with the Transaction.

(b)    Counterparty (A) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities; (B) will exercise independent judgment in evaluating the recommendations of any broker-dealer or its associated persons, unless it has otherwise notified the broker-dealer in writing; and (C) has total assets of at least USD 50 million on the date hereof.

(c)     The reports and other documents filed by Counterparty with the U.S. Securities and Exchange Commission (“SEC”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), when considered as a whole (with the more recent such reports and documents deemed to update prior statements and amend inconsistent statements contained in any earlier such reports and documents), do not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading. Counterparty is not in possession of any material nonpublic information regarding the business, operations or prospects of Counterparty or the Shares.

(d)    Counterparty is not entering into the Transaction or delivering any Notional Excess Notice to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or to manipulate the price of the Shares (or any security convertible into or exchangeable for the Shares) in violation of the Exchange Act.

(e)     Counterparty is not on the Trade Date, or on the date Counterparty delivers any Notional Excess Notice, engaged in a distribution, as such term is used in Regulation M under the Exchange Act of any securities of Counterparty, other than a distribution meeting the requirements of the exception set forth in Rules 101(b)(10) and 102(b)(7) of Regulation M. Counterparty shall not, until the second Scheduled Trading Day immediately following the Effective Date, engage in any such distribution. Counterparty shall not, during (x) the period beginning on, and including, the 41st Scheduled Trading Day immediately preceding November 15, 2025 and ending on, and including, the second Scheduled Trading Day immediately following November 15, 2025, (y) the period beginning on, and including, the date on which Counterparty repurchases Convertible Notes in connection with a “Fundamental Change” (as such term is defined in the indenture governing the Convertible Notes (the “Indenture”)) or redeems Convertible Notes pursuant to the terms of the Indenture, Counterparty or any subsidiary thereof enters into any agreement to repurchase or exchange any Convertible Notes other than pursuant to the terms of the Indenture or Counterparty or any subsidiary thereof repurchases or exchanges Convertible Notes pursuant to a tender offer for the Convertible Notes (each such event, a “Repurchase”), and ending on, and including, the second Scheduled Trading Day immediately following completion by Dealer of any unwind activity with respect to Dealer’s Hedge Positions as a result of any such Repurchase (provided that Dealer shall complete such activity within 40 Scheduled Trading Days (excluding any Scheduled Trading Day on which a Market Disruption Event occurs) of any such Repurchase) or (z) the period beginning on, and including, the date of any Notional Excess Notice or Stock Borrow Determination and ending on, and including, the second Scheduled Trading Day immediately following completion by Dealer of any unwind activity with respect to Dealer’s Hedge Positions as a result of such Notional Excess Notice or Stock Borrow Determination (any period described in clause (x), clause (y) or clause (z), a “Prohibited Period”), engage in any such distribution, other than a distribution meeting the requirements of one of the exceptions set forth in Rule 101(b) and Rule 102(b) of Regulation M. Counterparty shall give contemporaneous written notice to Dealer of any Repurchase, and Dealer shall give prompt written notice to Counterparty of its completion of any unwind activity with respect to Dealer’s Hedge Positions as a result of such Repurchase.

(f)      The Transaction was approved by the board of directors of Counterparty, and Counterparty is entering into the Transaction solely for the purposes stated in such board resolution. There is no internal policy of Counterparty, whether written or oral, that would prohibit Counterparty from entering into any aspect of the Transaction, including, but not limited to, the purchases of Shares to be made pursuant hereto.

(g)    Counterparty has all necessary corporate power and authority to execute, deliver and perform its obligations in respect of the Transaction, including delivery of any Notional Excess Notice; such execution, delivery and performance have been duly authorized by all necessary corporate action on Counterparty’s part; and this Confirmation and any Notional Excess Notice has been duly and validly executed and delivered by Counterparty and constitutes its valid and binding obligation, enforceable against Counterparty in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and except that rights to indemnification and contribution hereunder may be limited by federal or state securities laws or public policy relating thereto.

(h)     On and immediately after the Trade Date and the Prepayment Date (A) the total assets of Counterparty at their fair valuation exceed the total liabilities (including contingent liabilities) and the capital (as such terms are defined in Section 154 and Section 244 of the General Corporation Law of the State of Delaware) of Counterparty, (B) the capital of Counterparty is adequate to conduct the business of Counterparty, and Counterparty’s entry into the Transaction will not impair its capital, (C) Counterparty has the ability to pay its debts and obligations as such debts mature and does not intend to, or does not believe that it will, incur debt beyond its ability to pay as such debts mature, (D) Counterparty is not “insolvent” (as such term is defined under Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)) and (E) Counterparty would be able to purchase Shares with an aggregate purchase price equal to the Prepayment Amount in compliance with the laws of the jurisdiction of Counterparty’s incorporation (including the adequate surplus and capital requirements of Sections 154 and 160 of the General Corporation Law of the State of Delaware).

(i)      Counterparty has made, and will make, all filings required to be made by it with the SEC with respect to the Transaction contemplated hereby.

(j)      Neither the execution and delivery of this Confirmation or any Notional Excess Notice nor the incurrence or performance of obligations of Counterparty hereunder will (i) conflict with or result in a breach of the certificate of incorporation or by-laws (or any equivalent documents) of Counterparty, or (ii) violate any applicable law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or (iii) conflict with or result in a breach of any agreement or instrument to which Counterparty is a party or by which Counterparty is bound or to which Counterparty is subject, or constitute a default under, or result in the creation of any lien under, any such agreement or instrument, except, in the case of clauses (ii) and (iii), as would not reasonably be expected to have a material adverse effect on Counterparty.

(k)    No consent, approval, authorization, or order of, or filing with, any governmental agency or body or any court is required in connection with the execution, delivery or performance by Counterparty of this Confirmation, except such as have been obtained or made and such as may be required under the Securities Act of 1933, as amended (the “Securities Act”), or state securities laws.

(l)      Counterparty is not and, after giving effect to the transactions contemplated in this Confirmation, will not be required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(m)   To the knowledge of Counterparty, no U.S. state or local law, rule, regulation or regulatory order applicable to the Shares would give rise to any reporting, consent, registration or other requirement (including without limitation a requirement to obtain prior approval from any person or entity) as a result of Dealer or its affiliates owning or holding (however defined) Shares, other than any regulation that Dealer would be subject to as a result of its being a regulated entity under various applicable laws, including U.S. securities laws and FINRA.

(n)    On the Trade Date and on any day during a Prohibited Period, neither Counterparty nor any “affiliated purchaser” (as defined in Rule 10b-18 under the Exchange Act) shall directly or indirectly (including, without limitation, by means of any cash-settled or other derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any Shares (or an equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable or exercisable for Shares, excluding the call option transactions entered into with Dealer, Goldman Sachs & Co. LLC, Barclays Bank PLC and Nomura Global Financial Products Inc. on or about the date hereof.

(o)    Counterparty acknowledges that the Transaction may constitute a purchase of its equity securities. Counterparty further acknowledges that, pursuant to the provisions of the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”), Counterparty would be required to agree to certain time-bound restrictions on its ability to purchase its equity securities if it receives loans, loan guarantees or direct loans (as that term is defined in the CARES Act) under section 4003(b) of the CARES Act. Counterparty further acknowledges that it may be required to agree to certain time-bound restrictions on its ability to purchase its equity securities if it receives loans, loan guarantees or direct loans (as that term is defined in the CARES Act) under programs or facilities established by the Board of Governors of the Federal Reserve System for the purpose of providing liquidity to the financial system (together with loans, loan guarantees or direct loans under section 4003(b) of the CARES Act, “Governmental Financial Assistance”). Accordingly, Counterparty represents and warrants that it has not applied for, and prior to the termination or settlement of the Transaction has no present intention to apply for Governmental Financial Assistance under any governmental program or facility that (a) is established under the CARES Act or the Federal Reserve Act, as amended, and (b) requires, as a condition of such Governmental Financial Assistance, that Counterparty agree, attest, certify or warrant that it has not, as of the date specified in such condition, repurchased, or will not repurchase, any equity security of Counterparty.

II.             Representations and Warranties of Counterparty and Dealer. Counterparty and Dealer hereby represent and warrant to Dealer and Counterparty, respectively, on the date hereof that:

(a)     Each of Dealer and Counterparty is an “eligible contract participant” (as such term is defined in Section 1a(18) of the Commodity Exchange Act, as amended, other than a person that is an eligible contract participant under Section 1a(18)(C) of the Commodity Exchange Act).

(b)    Each of Dealer and Counterparty acknowledges that the offer and sale of the Transaction to it is intended to be exempt from registration under the Securities Act, by virtue of Section 4(a)(2) thereof. Accordingly, Counterparty represents and warrants to Dealer that (i) it has the financial ability to bear the economic risk of its investment in the Transaction and is able to bear a total loss of its investment, (ii) it is an “accredited investor” as that term is defined in Regulation D as promulgated under the Securities Act, (iii) it is entering into the Transaction for its own account without a view to the distribution or resale thereof and (iv) the assignment, transfer or other disposition of the Transaction has not been and will not be registered under the Securities Act and is restricted under this Confirmation, the Securities Act and state securities laws.

7.              Other Provisions.

(a)     Opinions. As a condition to the effectiveness of the Transaction, Counterparty shall deliver to Dealer an opinion of counsel, dated as of the Effective Date and reasonably acceptable to Dealer in form and substance, with respect to the matters set forth in Section 3(a) of the Agreement and Section 6.I(l) hereof; provided that any such opinion of counsel may contain customary exceptions and qualifications, including, without limitation, exceptions and qualifications relating to indemnification provisions.

(b)    Repurchase Notices. Counterparty shall, on any day on which Counterparty effects any repurchase of Shares, promptly give Dealer a written notice of such repurchase (a “Repurchase Notice”) on such day if, following such repurchase, the Notice Percentage would reasonably be expected to be (i) greater than 7.66% and (ii) greater by 0.5% than the Notice Percentage included in the immediately preceding Repurchase Notice (or, in the case of the first such Repurchase Notice, greater than the Notice Percentage as of the date hereof). The “Notice Percentage” as of any day is the fraction, expressed as a percentage, the numerator of which is the Number of Shares and the denominator of which is the number of Shares outstanding on such day. Counterparty agrees to indemnify and hold harmless Dealer and its affiliates and their respective officers, directors, employees, affiliates, advisors, agents and controlling persons (each, an “Indemnified Person”) from and against any and all commercially reasonable losses (including commercially reasonable losses relating to Dealer’s commercially reasonable hedging activities as a consequence of becoming, or of the risk of becoming, a Section 16 “insider”, including without limitation, any forbearance from hedging activities or cessation of hedging activities and any losses in connection therewith with respect to the Transaction), claims, damages, judgments, liabilities and expenses (including reasonable attorney’s fees), joint or several, which an Indemnified Person may become subject to, as a result of Counterparty’s failure to provide Dealer with a Repurchase Notice on the day and in the manner specified in this paragraph, and to reimburse, within 30 days, upon written request, each of such Indemnified Persons for any reasonable legal or other expenses incurred in connection with investigating, preparing for, providing testimony or other evidence in connection with or defending any of the foregoing. If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against the Indemnified Person as a result of Counterparty’s failure to provide Dealer with a Repurchase Notice in accordance with this paragraph, such Indemnified Person shall promptly notify Counterparty in writing, and Counterparty, upon request of the Indemnified Person, shall retain counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person and any others Counterparty may designate in such proceeding and shall pay the reasonable out of pocket fees and expenses of such counsel related to such proceeding. Counterparty shall not be liable for any settlement of any proceeding contemplated by this paragraph that is effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, Counterparty agrees to indemnify any Indemnified Person from and against any loss or liability by reason of such settlement or judgment. Counterparty shall not, without the prior written consent of the Indemnified Person, effect any settlement of any pending or threatened proceeding contemplated by this paragraph that is in respect of which any Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of such proceeding on terms reasonably satisfactory to such Indemnified Person. If the indemnification provided for in this paragraph is unavailable to an Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then Counterparty hereunder, in lieu of indemnifying such Indemnified Person thereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities. The remedies provided for in this paragraph (b) are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnified Person at law or in equity. The indemnity and contribution agreements contained in this paragraph shall remain operative and in full force and effect regardless of the termination of the Transaction.

(c)     Early Unwind. In the event the sale of the Convertible Notes pursuant to the Purchase Agreement is not consummated with the Initial Purchasers for any reason, or Counterparty fails to deliver to Dealer an opinion of counsel as required pursuant to Section 7(a), in each case by 12:00 p.m. (New York City time) on the Prepayment Date, or such later date as agreed upon by the parties (the Prepayment Date or such later date, the “Early Unwind Date”), the Transaction shall automatically terminate (the “Early Unwind”) on the Early Unwind Date and (i) the Transaction and all of the respective rights and obligations of Dealer and Counterparty under the Transaction shall be cancelled and terminated and (ii) each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of the other party arising out of and to be performed in connection with the Transaction either prior to or after the Early Unwind Date. Each of Dealer and Counterparty represents and acknowledges to the other that upon an Early Unwind, all obligations with respect to the Transaction shall be deemed fully and finally discharged.

(d)    Transfer or Assignment.

(i) Dealer may, without Counterparty’s consent, transfer or assign (a “Transfer”) all or any part of its rights or obligations under the Transaction (A) to any affiliate of Dealer (1) that has a rating for its long term, unsecured and unsubordinated indebtedness that is equal to or better than Dealer’s credit rating at the time of such Transfer or (2) whose obligations hereunder will be guaranteed, pursuant to the terms of a customary guarantee in a form used by Dealer generally for similar transactions, by Dealer or its ultimate parent or (B) to any other third party with a rating for its long term, unsecured and unsubordinated indebtedness (or to any other third party whose obligations are guaranteed by an entity with a rating for its long term, unsecured and unsubordinated indebtedness) equal to or better than the lesser of (1) the credit rating of Dealer at the time of the transfer and (2) A- by Standard and Poor’s Rating Group, Inc. or its successor (“S&P”), or A3 by Moody’s Investor Service, Inc. (“Moody’s”) or, if either S&P or Moody’s ceases to rate such debt, at least an equivalent rating or better by a substitute rating agency mutually agreed by Counterparty and Dealer. Dealer shall promptly provide written notice to Counterparty of any such Transfer. If at any time at which (A) the Section 16 Percentage exceeds 8.0%, (B) the Forward Equity Percentage exceeds 14.5%, or (C) the Share Amount exceeds the Applicable Share Limit (if any applies) (any such condition described in clauses (A), (B) or (C), an “Excess Ownership Position”), Dealer is unable after using its commercially reasonable efforts to effect a transfer or assignment of a portion of the Transaction to a third party on pricing terms commercially reasonably acceptable to Dealer and within a time period commercially reasonably acceptable to Dealer such that no Excess Ownership Position exists, then Dealer may designate any Exchange Business Day as an Early Termination Date with respect to a portion of the Transaction (the “Terminated Portion”), such that following such partial termination no Excess Ownership Position exists. In the event that Dealer so designates an Early Termination Date with respect to a portion of the Transaction, a payment shall be made pursuant to Section 6 of the Master Agreement as if (1) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Transaction and a Number of Shares equal to the number of Shares underlying the Terminated Portion, (2) Counterparty were the sole Affected Party with respect to such partial termination and (3) the Terminated Portion were the sole Affected Transaction (and, for the avoidance of doubt, the provisions of Section 7(f) shall apply to any amount that is payable by Dealer to Counterparty pursuant to this sentence as if Counterparty was not the Affected Party). The “Section 16 Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that Dealer and each person subject to aggregation of Shares with Dealer under Section 13 or Section 16 of the Exchange Act and rules promulgated thereunder directly or indirectly beneficially own (as defined under Section 13 or Section 16 of the Exchange Act and rules promulgated thereunder) and (B) the denominator of which is the number of Shares outstanding. The “Forward Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the sum of (1) the Number of Shares and (2) the aggregate number of Shares underlying any call option transactions sold by Dealer to Counterparty and (B) the denominator of which is the number of Shares outstanding. The “Share Amount” as of any day is the number of Shares that Dealer and any person whose ownership position would be aggregated with that of Dealer (Dealer or any such person, a “Dealer Person”) under any law, rule, regulation, regulatory order or organizational documents or contracts of Counterparty that are, in each case, applicable to ownership of Shares (“Applicable Restrictions”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership under any Applicable Restriction, as determined by Dealer in its commercially reasonable discretion. The “Applicable Share Limit” means a number of Shares equal to (A) the minimum number of Shares that could give rise to reporting or registration obligations or other requirements (including obtaining prior approval from any person or entity) of a Dealer Person, or could result in an adverse effect on a Dealer Person, under any Applicable Restriction, as determined by Dealer in its commercially reasonable discretion, minus (B) 1% of the number of Shares outstanding.

(ii) Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities to or from Counterparty, Dealer may designate any of its affiliates to purchase, sell, receive or deliver such shares or other securities and otherwise to perform Dealer’s obligations in respect of the Transaction and any such designee may assume such obligations (a “Dealer Affiliated Entity”). Dealer shall be discharged of its obligations to Counterparty to the extent of any such performance by such Dealer Affiliated Entity of Dealer’s obligations hereunder.

(e)     Staggered Settlement. If upon advice of counsel with respect to any legal, regulatory or self-regulatory requirements or related policies or procedures applicable to Dealer, including any requirements, policies or procedures relating to Dealer’s commercially reasonable hedging activities hereunder that would be customarily applicable to transactions of this type by Dealer, Dealer commercially reasonably determines that it would not be practicable or advisable to deliver, or to acquire Shares to deliver, any or all of the Shares to be delivered by Dealer on any Settlement Date for the Transaction, Dealer may, by notice to Counterparty on or prior to such Settlement Date (a “Nominal Settlement Date”), elect to deliver the Daily Number of Shares otherwise deliverable on such Nominal Settlement Date on two or more dates (each, a “Staggered Settlement Date”) or at two or more times on a Nominal Settlement Date as follows:

(1)	in such notice, Dealer will specify to Counterparty the related Staggered Settlement Dates (the first of which will be such Nominal Settlement Date and the last of which will be no later than the twentieth (20th) Exchange Business Day following such Nominal Settlement Date) and the number of Shares that it will deliver on each Staggered Settlement Date or delivery times;

(2)	the aggregate number of Shares that Dealer will deliver to Counterparty hereunder on all such Staggered Settlement Dates or delivery times will equal the number of Shares that Dealer would otherwise be required to deliver on such Nominal Settlement Date; and

(3)	the Physical Settlement terms will apply on each Staggered Settlement Date, except that the Daily Number of Shares otherwise deliverable on such Nominal Settlement Date will be allocated among such Staggered Settlement Dates or delivery times as specified by Dealer in the notice referred to in clause (1) above.

Notwithstanding anything herein to the contrary, solely in connection with a Staggered Settlement Date, Dealer shall be entitled to deliver Shares to Counterparty from time to time prior to the date on which Dealer would be obligated to deliver them to Counterparty pursuant to the Physical Settlement terms set forth above, and Counterparty agrees to credit all such early deliveries against Dealer’s obligations hereunder in the direct order in which such obligations arise. No such early delivery of Shares will accelerate or otherwise affect any of Counterparty’s obligations to Dealer hereunder.

(f)      Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events. If (a) an Early Termination Date (whether as a result of an Event of Default or a Termination Event) occurs or is designated with respect to the Transaction or (b) the Transaction is cancelled or terminated upon the occurrence of an Extraordinary Event, and if Dealer would owe any amount to Counterparty pursuant to Section 6(d)(ii) of the Master Agreement or any Cancellation Amount pursuant to Article 12 of the Equity Definitions (any such amount, a “Payment Obligation”), then Dealer shall satisfy the Payment Obligation by the Share Termination Alternative (as defined below).

Share Termination Alternative:	If applicable, Dealer shall deliver to Counterparty the Share Termination Delivery Property on, or within a commercially reasonable period of time after, the date when the relevant Payment Obligation would otherwise be due pursuant to Section 12.7 or 12.9 of the Equity Definitions or Section 6(d)(ii) and 6(e) of the Master Agreement, as applicable (the “Share Termination Payment Date”), in satisfaction of such Payment Obligation in the manner reasonably requested by Counterparty free of payment.

Share Termination Delivery Property:	A number of Share Termination Delivery Units, as calculated by the Calculation Agent, in good faith and in a commercially reasonable manner, equal to the Payment Obligation, divided by the Share Termination Unit Price. The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:	The value of property contained in one Share Termination Delivery Unit, as determined by the Calculation Agent in its discretion by commercially reasonable means and notified by the Calculation Agent to Dealer at the time of notification of the Payment Obligation. For the avoidance of doubt, the parties agree that in determining the Share Termination Delivery Unit Price the Calculation Agent may consider the purchase price paid in connection with the commercially reasonable purchase of Share Termination Delivery Property or the per Share unwind price of any Share-linked Hedge Positions, provided that such purchase price or unwind price, as the case may be, reflects the then prevailing market price of the Share Termination Delivery Property.

Share Termination Delivery Unit:	One Share or, if the Shares have changed into cash or any other property or the right to receive cash or any other property as the result of a Nationalization, Insolvency or Merger Event (any such cash or other property, the “Exchange Property”), a unit consisting of the type and amount of such Exchange Property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Nationalization, Insolvency or Merger Event, as determined by the Calculation Agent.

Failure to Deliver:	Applicable

Other applicable provisions:	If Share Termination Alternative is applicable, the provisions of Sections 9.8, 9.9 and 9.11 of the Equity Definitions will be applicable, except that all references in such provisions to “Physically-settled” shall be read as references to “Share Termination Settled” and all references to “Shares” shall be read as references to “Share Termination Delivery Units”; provided that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws as a result of the fact that Counterparty is the issuer of any Share Termination Delivery Units (or any part thereof). “Share Termination Settled” in relation to the Transaction means that the Share Termination Alternative is applicable to the Transaction.

(g)    Securities Contract, Swap Agreement. The parties hereto intend for (i) the Transaction to be a “securities contract” and a “swap agreement” as defined in the Bankruptcy Code, and the parties hereto to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 362(b)(17), 546(e), 546(g), 555 and 560 of the Bankruptcy Code, (ii) a party’s right to liquidate the Transaction and to exercise any other remedies upon the occurrence of any Event of Default, Early Termination Event, Extraordinary Event or Additional Disruption Event under this Confirmation with respect to the other party to constitute a “contractual right” as described in the Bankruptcy Code, and (iii) each payment and delivery of cash, securities or other property hereunder to constitute a “margin payment” or “settlement payment” and a “transfer” as defined in the Bankruptcy Code.

(h)    No Collateral, Netting or Setoff. Notwithstanding any provision of the Master Agreement, or any other agreement between the parties, to the contrary, no collateral is transferred in connection with the Transaction. Obligations under the Transaction shall not be netted, recouped or set off (including pursuant to Section 6 of the Master Agreement) against any other obligations of the parties, whether arising under the Master Agreement, this Confirmation, under any other agreement between the parties hereto, by operation of law or otherwise, and no other obligations of the parties shall be netted, recouped or set off (including pursuant to Section 6 of the Master Agreement) against obligations under the Transaction, whether arising under the Master Agreement, this Confirmation, under any other agreement between the parties hereto, by operation of law or otherwise, and each party hereby waives any such right of setoff, netting or recoupment.

(i)      Status of Claims in Bankruptcy. Dealer acknowledges and agrees that this Confirmation is not intended to convey to Dealer rights against Counterparty with respect to the Transaction that are senior to the claims of common stockholders of Counterparty in any U.S. bankruptcy proceedings of Counterparty; provided that nothing herein shall limit or shall be deemed to limit Dealer’s right to pursue remedies in the event of a breach by Counterparty of its obligations and agreements with respect to the Transaction; provided, further, that nothing herein shall limit or shall be deemed to limit Dealer’s rights in respect of any transactions other than the Transaction.

(j)      Governing Law. This Confirmation will be governed by, and construed in accordance with, the laws of the State of New York (without reference to choice of law doctrine).

(k)    Waiver of Jury Trial. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to the Transaction. Each party (i) certifies that no representative, agent or attorney of either party has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into the Transaction, as applicable, by, among other things, the mutual waivers and certifications provided herein.

(l)      Tax Disclosure. Effective from the date of commencement of discussions concerning the Transaction, Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Counterparty relating to such tax treatment and tax structure.

(m)   Right to Extend. Dealer may postpone or add, in whole or in part, any Valuation Dates and related Settlement Dates, or any other date of valuation, payment or delivery by Dealer, with respect to some or all of the Number of Shares hereunder, if Dealer reasonably determines, in its good faith and commercially reasonable discretion, based on advice of counsel in the case of the immediately following clause (ii), that such action is reasonably necessary or appropriate (i) to preserve Dealer’s commercially reasonable hedging or hedge unwind activity hereunder in light of existing liquidity conditions or (ii) to enable Dealer to effect purchases of Shares in connection with its commercially reasonable hedging, hedge unwind or settlement activity hereunder in a manner that would, if Dealer were Counterparty or an affiliated purchaser of Counterparty, be in compliance with applicable legal, regulatory or self-regulatory requirements or related policies and procedures applicable to Dealer, including any requirements, policies or procedures relating to Dealer’s commercially reasonable hedging activities hereunder; provided that in no event shall Dealer have the right to so postpone or add any Valuation Date(s), Settlement Date(s) or any other date of valuation, payment or delivery beyond the 40th Scheduled Trading Day (excluding any Scheduled Trading Day on which a Market Disruption Event occurs) immediately following the Maturity Date.

(n)    Wall Street Transparency and Accountability Act. In connection with Section 739 of the Wall Street Transparency and Accountability Act of 2010 (“WSTAA”), the parties hereby agree that neither the enactment of WSTAA or any regulation under the WSTAA, nor any requirement under WSTAA or an amendment made by WSTAA, shall limit or otherwise impair either party’s otherwise applicable rights to terminate, renegotiate, modify, amend or supplement this Confirmation or the Master Agreement, as applicable, arising from a termination event, force majeure, illegality, increased costs, regulatory change or similar event under this Confirmation, the Equity Definitions incorporated herein, or the Master Agreement (including, but not limited to, rights arising from Change in Law, Hedging Disruption, Increased Cost of Hedging, an Excess Ownership Position, or Illegality (as defined in the Master Agreement)).

(o)    Payment by Counterparty. In the event that, following payment of the Prepayment Amount, (i) an Early Termination Date occurs or is designated with respect to the Transaction as a result of a Termination Event or an Event of Default (other than an Event of Default arising under Section 5(a)(ii) or 5(a)(iv) of the Master Agreement) and, as a result, Counterparty owes to Dealer an amount calculated under Section 6(e) of the Master Agreement, or (ii) Counterparty owes to Dealer, pursuant to Section 12.7 or Section 12.9 of the Equity Definitions, an amount calculated under Section 12.8 of the Equity Definitions, in each case, such amount shall be deemed to be zero.

(p)    Delivery or Receipt of Cash. For the avoidance of doubt, other than payment of the Prepayment Amount by Counterparty and receipt by Counterparty of any payment pursuant to the provisions under the heading “Dividends” in Section 2 above, nothing in this Confirmation shall be interpreted as requiring Counterparty to pay or receive cash, except in circumstances where payment or receipt of cash is within Counterparty's control or in those circumstances in which holders of Shares would also receive cash.

(q)    Notice. Counterparty shall, upon obtaining knowledge of the occurrence of any event that would, with the giving of notice, the passage of time or the satisfaction of any condition, constitute an Event of Default in respect of which it would be the Defaulting Party, a Termination Event in respect of which it would be an Affected Party, a Potential Adjustment Event or an Extraordinary Event (including without limitation an Additional Disruption Event), notify Dealer within one Scheduled Trading Day of the occurrence of obtaining such knowledge.

(r)      Agreements and Acknowledgements Regarding Hedging. Counterparty understands, acknowledges and agrees that: (i) at any time on and prior to the final Valuation Date, Dealer and its affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to adjust its commercially reasonable hedge position with respect to the Transaction; (ii) Dealer and its affiliates also may be active in the market for Shares other than in connection with commercially reasonable hedging activities in relation to the Transaction; (iii) Dealer shall make its own determination as to whether, when or in what manner any commercially reasonable hedging or market activities in securities of Counterparty shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Forward Price; and (iv) any market activities of Dealer and its affiliates with respect to Shares may affect the market price and volatility of Shares in a manner that may be adverse to Counterparty.

(s)     Tax Matters.

(i) Withholding Tax imposed on payments to non-US counterparties under the United States Foreign Account Tax Compliance Act. “Tax” and “Indemnifiable Tax”, each as defined in Section 14 of the Master Agreement, shall not include any U.S. federal withholding tax imposed or collected pursuant to Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (a “FATCA Withholding Tax”). For the avoidance of doubt, a FATCA Withholding Tax is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of the Master Agreement.

(ii) Incorporation of ISDA 2015 Section 871(m) Protocol Provisions. To the extent that either party to the Master Agreement with respect to this Transaction is not an adhering party to the ISDA 2015 Section 871(m) Protocol published by the International Swaps and Derivatives Association, Inc. on November 2, 2015 and available at www.isda.org, as may be amended, supplemented, replaced or superseded from time to time (the “871(m) Protocol”), the parties agree that the provisions and amendments contained in the Attachment to the 871(m) Protocol are incorporated into and apply to the Master Agreement with respect to this Transaction as if set forth in full herein. The parties further agree that, solely for purposes of applying such provisions and amendments to the Master Agreement with respect to this Transaction, references to “each Covered Master Agreement” in the 871(m) Protocol will be deemed to be references to the Master Agreement with respect to this Transaction, and references to the “Implementation Date” in the 871(m) Protocol will be deemed to be references to the Trade Date of this Transaction.

(iii) Tax documentation. Counterparty and Dealer shall provide to each other valid U.S. Internal Revenue Service Form W-9, or if applicable, Form W-8 BEN, Form W-8 BEN-E, or other applicable Form W-8, or any successor(s) thereto, (a) on or before the date of execution of this Confirmation and (b) promptly upon learning that any such tax form previously provided has become obsolete or incorrect, and further shall promptly provide such other tax forms and documents as reasonably requested.

(iv)	Payee Tax Representations.

(A)           For the purpose of Section 3(f) of the Master Agreement, Counterparty makes the representations below:

Counterparty is a U.S. person (as that term is defined in Section 7701(a)(30) of the Code and used in Section 1.1441-4(a)(3)(ii) of the Treasury Regulations) for U.S. federal income tax purposes

(B)            For the purpose of Section 3(f) of the Master Agreement, Dealer makes the representations below:

Dealer is a U.S. person or a disregarded entity owned solely by a U.S. person (as that term is used in Section 1.1441-4(a)(3)(ii) of the United States Treasury Regulations) for U.S. federal income tax purposes.

(t) US QFC Stay. The parties agree that (i) to the extent that prior to the date hereof both parties have adhered to the 2018 ISDA U.S. Resolution Stay Protocol (the “Protocol”), the terms of the Protocol are incorporated into and form a part of this Confirmation, and for such purposes this Confirmation shall be deemed a Protocol Covered Agreement and each party shall be deemed to have the same status as Regulated Entity and/or Adhering Party as applicable to it under the Protocol; (ii) to the extent that prior to the date hereof the parties have executed a separate agreement the effect of which is to amend the qualified financial contracts between them to conform with the requirements of the QFC Stay Rules (the “Bilateral Agreement”), the terms of the Bilateral Agreement are incorporated into and form a part of this Confirmation and each party shall be deemed to have the status of “Covered Entity” or “Counterparty Entity” (or other similar term) as applicable to it under the Bilateral Agreement; or (iii) if clause (i) and clause (ii) do not apply, the terms of Section 1 and Section 2 and the related defined terms (together, the “Bilateral Terms”) of the form of bilateral template entitled “Full-Length Omnibus (for use between U.S. G-SIBs and Corporate Groups)” published by ISDA on November 2, 2018 (currently available on the 2018 ISDA U.S. Resolution Stay Protocol page at www.isda.org and a copy of which is available upon request), the effect of which is to amend the qualified financial contracts between the parties thereto to conform with the requirements of the QFC Stay Rules, are hereby incorporated into and form a part of this Confirmation, and for such purposes this Confirmation shall be deemed a “Covered Agreement,” Dealer shall be deemed a “Covered Entity” and Counterparty shall be deemed a “Counterparty Entity.” In the event that, after the date of this Confirmation, both parties hereto become adhering parties to the Protocol, the terms of the Protocol will replace the terms of this paragraph. In the event of any inconsistencies between this Confirmation and the terms of the Protocol, the Bilateral Agreement or the Bilateral Terms (each, the “QFC Stay Terms”), as applicable, the QFC Stay Terms will govern. Terms used in this paragraph without definition shall have the meanings assigned to them under the QFC Stay Rules. For purposes of this paragraph, references to “this Confirmation” include any related credit enhancements entered into between the parties or provided by one to the other. “QFC Stay Rules” means the regulations codified at 12 C.F.R. 252.2, 252.81–8, 12 C.F.R. 382.1-7 and 12 C.F.R. 47.1-8, which, subject to limited exceptions, require an express recognition of the stay-and-transfer powers of the FDIC under the Federal Deposit Insurance Act and the Orderly Liquidation Authority under Title II of the Dodd Frank Wall Street Reform and Consumer Protection Act and the override of default rights related directly or indirectly to the entry of an affiliate into certain insolvency proceedings and any restrictions on the transfer of any covered affiliate credit enhancements.

[Signatures to follow on separate page]

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing the copy of this Confirmation enclosed for that purpose and returning it to Dealer.

MORGAN STANLEY & CO. LLC

By:	/s/ Darren McCarley
	Name:	Darren McCarley
	Title:	Managing Director

Confirmed as of the date first

above written:

ESPERION THERAPEUTICS, INC.

By:	/s/ Tim M. Mayleben
	Name:	Tim M. Mayleben
	Title:	President and Chief Executive Officer